UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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DELCATH SYSTEMS, INC.

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Company Contact:	Investor Contacts:
Delcath Systems, Inc.	Todd Fromer / Garth Russell
M. S. Koly, Chief Executive Officer	KCSA Worldwide
203-323-8668	(212) 896-1215 / (212) 896-1250
www.delcath.com	tfromer@kcsa.com / grussell@kcsa.com

Media Contacts:

Lewis Goldberg

KCSA Worldwide

(212) 896-1216

lgoldberg@kcsa.com	FOR IMMEDIATE RELEASE

Preliminary Injunction Hearing In Federal Securities Lawsuit
Against Laddcap Adjourned to October 2, 2006

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STAMFORD, Conn., September 20, 2006 -- Delcath Systems, Inc. (NASDAQ: DCTH) announced today that the Honorable Loretta A. Preska of the U.S. District Court for the Southern District of New York has extended the temporary restraining order and adjourned the preliminary injunction hearing in the pending litigation between Delcath and Laddcap Value Partners to October 2, 2006. Unless this decision is successfully appealed, Laddcap is prohibited from acting on any consents that it may have received during the 60-day consent period that ends on September 25, 2006, effectively ending Laddcap’s current consent solicitation.

The Court had previously agreed to move up the preliminary injunction hearing to September 18, 2006, per the request of Laddcap, so that a decision could be reached within the Consent Solicitation's 60-day window prescribed by Delaware statute. However, the Court determined that an adjournment to October 2, 2006 was necessary based on its finding of “malfeasance” on the part of Laddcap in failing to comply with the Court’s discovery orders. The Court explained that “the Ladd Defendants should not benefit from their own misdeeds.”

Judge Preska noted that “the public interest always lies with the truth” and that “Delcath has continued to demonstrate both a likelihood of success on the merits of its 13(d) and 14(a) claims,” which concern alleged material misrepresentations and nondisclosures by Laddcap in its solicitation materials and Schedule 13D filings.

M.S. Koly, President and CEO of Delcath, stated, “While we are pleased with the Court’s decision, we would like shareholders to remember that the litigation is a result of Laddcap’s misrepresentations and failure to disclose information that is required under the federal securities laws. We are disappointed that Laddcap has filed a notice of appeal and continues his fight to seize control of the Company based on misleading information. At this point, we must view Laddcap’s decision to appeal the Court’s ruling as further hostility and a continued unwillingness to compromise.”

“We view an amicable resolution to be the best course of action for Delcath and its shareholders. In contrast, Laddcap’s decision to appeal will trigger further legal costs and create additional demands on the Company’s resources. This will detract from our ability to move ahead with the real business at hand, the advancement of Delcath's operations and pivotal Phase III Melphalan and Doxorubicin clinical trials. Should Laddcap cease its fight, we would be pleased to discuss a resolution.”

The full text of Judge Preska's opinion is available at www.delcath.com.

About Delcath Systems, Inc.

Delcath Systems is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. The Company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the United States, Europe, Asia and Canada. For more information, please visit the Company's website, www.delcath.com.

This release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

On August 17, 2006, Laddcap filed a definitive consent solicitation statement with the SEC relating to Laddcap's proposal to, among other things, remove the current Board of Directors and replace them with Laddcap's nominees. In response, on August 21, 2006, Delcath filed a definitive consent revocation statement on Form DEFC14A (the "Definitive Consent Revocation Statement") with the SEC in opposition to Laddcap's consent solicitation. Delcath shareholders should read the Definitive Consent Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the shareholders' interests in Laddcap's consent solicitation.

The Definitive Consent Revocation Statement and other public filings made by Delcath with the SEC are available free of charge at the SEC's website at www.sec.gov. Delcath also will provide a copy of these materials free of charge upon request to Delcath Systems, Inc., Attention: M.S. Koly, Chief Executive Officer, (203) 323-8668.

If you have any questions, please call MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

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